                                                                  EXHIBIT 10.22

                           [SCRIPTGEN LOGO]

June 9, 2000

Dr. Devron Averett
26 Trinity
Irvine, CA 92612-3271

Dear Dr. Averett:

Please find the terms of your new compensation arrangement, approved at the Compensation Committee meeting on May 19, 2000.

Title:                  Sr., VP Research Development & Medicine

Base Salary:            $200,000 per annum

Signing Bonus           $30,000

Performance Bonus:      0-25% for the year 2001, year 2000 bonus as
                        outlines in offer letter dated March 1, 2000.

Equity Vesting:         360,000 options to purchase common stock.
                        Vesting schedule outlined in offer letter dated March 1, 2000

Temporary Housing:      $36,000

Severance:              Covered in a separate document

Life Insurance:         4X Salary (Maximum $500,000)

Term:                   At will


Sincerely,


Kleanthis Xanthopoulos
President and Chief Executive Officer

                           [SCRIPTGEN LOGO]


March 1, 2000


Dr. Devron R. Averett
26 Trinity
Irvine, CA 92612-3271

Dear Devron:

On behalf of Spriptgen Pharmaceuticals, Inc., I am pleased to offer you the position of Senior Vice President, Research, Development and Medical. The terms and conditions of our offer are outlined as follows:

RESPONSIBILITIES: You will be an officer of the Company, and the responsibilities for your position will include those associated with being head of Research, Development and Medical for the Company.

SALARY: Your salary will be $9583.33 paid on a bimonthly basis, which if annualized, amounts to $230,000 per year.

BONUS: You will receive a $50,000 bonus at the end of 2000, subject to your active employment on December 31, 2000, and an ongoing annual bonus in succeeding years at the same level ($50,000), subject to your performance and your active employment on December 31 of each successive year.

EQUITY: You will receive a Stock Option Grant to purchase 330,000 shares of Scriptgen common stock at a price per share of $1.35. Of such grant, 110,000 shares vest immediately. The remainder of the options will vest over a four year period at 1/48 per month, unless sooner vested pursuant to the performance criteria set forth below. One-sixth of the grant (55,000 shares) will vest as triggered by each of the following events:

1.    The approval of an IND of a company compound.

2. The advancement of a compound licensed in Phase 1 or later that completes the current or next phase of development. (For example, a compound acquired in Phase 1 completes Phase 1, or a compound acquired with Phase 1 completed completes Phase 2.)

3.    The Company raises $10 million or more in a private financing.

4.    The Company completes a merger or sale.

5.    The Company completes an Initial Public Offering.

All vested options will remain exercisable for a period of one year following the termination of employment.

BENEFITS: You will be eligible to participate in benefits programs per Company policy.

ACCOMMODATION: There will be a $3,000 per month allowance provided to cover the cost of an apartment in Boston for up to 36 months while employed at the Company.

SEVERANCE: Arrangements for general severance in the event of termination and severance in the event of termination following change of control will be covered in separate documents.

CONTINGENCIES: We will require, upon date of hire, proof of identity and eligibility to work in the U.S., in the form of a passport, birth certificate, valid driver's license, and/or social security card, in compliance with Section 19 of the Immigration Code.

The above offer is also subject to your signing a non-disclosure, invention assignment and non-compete agreement with the Company and the company's review of any agreements you may have made with former employers to insure that such do not conflict with your employment with the Company.

This offer of employment is valid through March 3, 2000, after which time, it will expire. Please acknowledge your agreement of these terms by signing a copy of this letter and returning it to me.

We look forward to working with you and are excited about the prospects for Scriptgen.

Sincerely,



Mark T. Weedon
President and CEO
Scriptgen Pharmaceuticals, Inc.





Accepted Terms as Stated Above:



------------------------------
Devron R. Averett